CALCULATION OF EARNINGS PER SHARE
Gannett Co., Inc. and Subsidiaries
Unaudited, in thousands of dollars (except per share amounts)


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                                         Thirteen weeks ended           Thirty-nine weeks ended
                                        ----------------------          ----------------------
                                        Sept. 27,     Sept. 28,          Sept. 27,   Sept. 28,
                                          1998          1997               1998        1997
                                      ------------  ------------        -----------  ---------

Basic earnings:
   Net income                             $176,519      $152,460            $742,178     $482,257

   Weighted average number of
     common shares outstanding             284,366       283,597             284,381      283,227

   Basic earnings per share                  $0.62         $0.54               $2.61        $1.70

Diluted earnings:
   Net income                             $176,519      $152,460            $742,178     $482,257

   Weighted average number of
     common shares outstanding             284,366       283,597             284,381      283,227

   Dilutive effect of out-
     standing stock options and
     stock incentive rights                  2,557         2,361               2,692        2,092

   Weighted average number of
     shares outstanding, as
     adjusted                              286,923       285,958             287,073      285,319

   Diluted earnings per share                $0.62         $0.53               $2.59        $1.69


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